SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

Purchase Agreement

On November 18, 2013, National Health Investors, Inc. (“we,” “our,” “us” and the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain subsidiaries of Holiday Acquisition Holdings LLC (“Holiday”) to acquire a portfolio of 25 independent living facilities (the “Holiday Portfolio”), located in 12 states, for a total cash purchase price of $491 million, plus reimbursement to Holiday of $1.5 million for certain specified transaction costs. Immediately upon the completion of the acquisition, we intend to lease the Holiday Portfolio to NH Master Tenant, LLC (“Holiday Tenant”), an indirect wholly-owned subsidiary of Holiday, pursuant to the Master Lease (as defined below).
We and Holiday have made customary representations, warranties and covenants in the Purchase Agreement. The Purchase Agreement provides that the acquisition of the Holiday Portfolio is subject to certain closing conditions, including, among other things, (a) Holiday obtaining the release of all liens securing certain indebtedness incurred by Holiday and its affiliates in the original principal amount of $1,756,094,352.47 (“the Monetary Liens”), (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards and (c) the execution of the Master Lease. The Purchase Agreement includes customary reciprocal indemnification provisions relating to a breach of the Purchase Agreement (including any representations or warranties contained therein), subject in each case to a cap on liability of $15,000,000 and a basket of $500,000 (i.e. a party is not entitled to indemnification unless its losses exceed such amount), except with regard to certain breaches relating to the assumption or satisfaction of specified liabilities.
The Purchase Agreement provides that the closing will occur on December 20, 2013 or as soon as possible thereafter. In addition to certain customary termination provisions, the Purchase Agreement provides that either we or Holiday may terminate the Purchase Agreement (i) prior to the end of the inspection period (i.e. the seven (7) day period following execution); or (ii) if the closing has not occurred by December 31, 2013, if the party that desires to terminate is ready, willing and able to close on the date such notice is provided, and the other party is unwilling or unable to close on the date of such notice despite all of the conditions to such party’s obligation to close being satisfied in full (the “Outside Date Termination Right”). We also have the right to seek specific performance in lieu of exercising our Outside Date Termination Right. If Holiday exercises its Outside Date Termination Right (or terminates the Purchase Agreement as a result of our breach of a representation, warranty, or covenant that we do not cure within a fifteen (15) day cure period set forth in the Purchase Agreement), we are obligated to pay Holiday $7,500,000 (the “Break Up Fee”). We may terminate the Purchase Agreement if Holiday is unable or unwilling to close the contemplated transaction on the basis that the Monetary Liens have not been or will not be removed as of closing, in which event Holiday is obligated to pay us the Break Up Fee. In the event that we terminate the Purchase Agreement as a result of breach of a material representation or warranty of Holiday that existed as of the effective date of the Purchase Agreement or occurred after the effective date of the Purchase Agreement but prior to the closing date as a result of Holiday’s intentional, willful, or negligent action, then Holiday is required to pay us an amount equal to the lesser of our our-of-pocket costs and expenses (excluding certain costs incurred in connection with an equity offering or debt financing) and $750,000.
We currently expect that the closing of the acquisition of the Holiday Portfolio will occur on or before December 31, 2013; however, there can be no assurance any condition to the closing of the acquisition of the Holiday Portfolio will be satisfied or waived, if permitted, or that any event, development or change will not occur. Therefore, there can be no assurance with respect to the timing of the closing of the acquisition of the Holiday Portfolio or whether the acquisition will be completed on the currently contemplated terms, other terms or at all.
 Master Lease and Guaranty

The Purchase Agreement provides that a closing condition is the execution of a triple-net master lease in the form attached to the Purchase Agreement (the “Master Lease”), whereby we will lease the Holiday Portfolio to Holiday Tenant. Following the completion of the acquisition of the Holiday Portfolio, Holiday will continue to operate the facilities pursuant to a management agreement with a Holiday-affiliated manager. Under the Master Lease, Holiday Tenant is responsible for costs associated with operating and maintaining the Holiday Portfolio, including taxes, insurance and repair and maintenance. The term of the Master Lease is 17 years following its commencement date. The Master Lease provides for base rent in the first year of approximately $31.9 million, with base rent to increase by 4.5% of the base rent for the prior year in years two, three and four. Thereafter, base rent increases by the base rate applicable for the immediately preceding year multiplied by the lesser of (i) 3.75%; and (ii) the greater of (x) 3.5% and (y) the CPI increase during the immediately preceding year. Under the Master Lease, on an annual basis, the tenant is required to make capital improvements to the Holiday Portfolio equal to a minimum of $500 per unit during 2014, subject to annual escalations thereafter.

The Master Lease obligates Holiday Tenant to maintain specified lease coverage ratios, which the Master Lease defines as net operating income for the applicable trailing 12-month period for the Holiday Portfolio divided by the base rent for such trailing 12-month period. The following sets forth information about the required lease coverage ratios under the Master Lease:

•
From and after the quarter ending December 31, 2014 and for each subsequent quarter through the quarter ending December 31, 2018, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.00 to 1.00.

•
From and after the quarter ending March 31, 2019 and for each subsequent quarter through the quarter ending December 31, 2023, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.05 to 1.00.

•
From and after the quarter ending March 31, 2024 and for each subsequent quarter through the quarter ending December 31, 2028, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.10 to 1.00.

•	From the quarter ending March 31, 2029 and for each quarter thereafter, the Holiday Portfolio is required to have a lease coverage ratio of 1.15 to 1.00.

The Master Lease also requires Holiday Tenant to deposit a security deposit with us in the amount of approximately $21.3 million, which shall serve as security for Holiday Tenant’s performance of its obligations to us under the Master Lease. Management fees payable to the Holiday-affiliated manager will be subordinated to Holiday Tenant’s obligation to pay rent to us under the Master Lease. Additionally, Holiday Tenant will grant us a first priority security interest in certain personal property and receivables arising from the operations of the Holiday Portfolio, which security interest shall secure Holiday Tenant’s obligations under the Master Lease. The Master Lease terms also include (i) a non-competition provision restricting Holiday Tenant and certain of its affiliates, including Holiday Holdings (as defined below), from developing or constructing new independent living properties within 10 miles of any property acquired by us in the acquisition, (ii) restrictions on a change of control of Holiday Tenant or Holiday Holdings, subject to certain exceptions, and (iii) customary operating covenants, events of default and remedies.
Holiday Tenant’s obligations to us under the Master Lease will be guaranteed by its indirect parent entity, Holiday AL Holdings, LP (“Holiday Holdings”), pursuant to a guaranty of lease agreement, in the form attached to the Master Lease (the “Guaranty”). Subject to certain exceptions, the Guaranty provides that Holiday Holdings will maintain a minimum net worth of $150 million, a fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x.

Term Loan

On November 19, 2013, we entered into a commitment letter with Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Bank of Montreal acting under its trade name BMO Capital Markets for a term loan to fund a portion of the purchase price of our pending acquisition of the Holiday Portfolio. The commitment letter provides for a $250 million term loan with a maturity date of June 28, 2018 and the interest rate is expected to be, at our option, (a) LIBOR for periods of one, two, three or six months, as selected by us, plus 225 basis points or (b) a rate equal to the sum of (i) the highest of (x) the Federal Funds Rate plus 1/2 of 1%, (y) the prime commercial rate of Wells Fargo Bank, National Association and (z) the daily LIBOR for a one month interest period plus 1.0%, plus (ii) 125 basis points. The closing and funding of the term loan are subject to certain conditions precedent and the negotiation of and entry into definitive documentation, which is expected to include affirmative, negative and financial covenants; accordingly, there can be no assurance that we will obtain the term loan on the terms described above, other terms or at all.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the execution of the Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the

Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

Date: November 19, 2013	By:	/s/ J. Justin Hutchens

J. Justin Hutchens
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated November 19, 2013.